Exhibit 3.4

RESTATED CERTIFICATE OF INCORPORATION

OF

LUCID, INC.

Under Section 807 of the

Business Corporation Law

The undersigned, being the Chief Executive Officer of Lucid, Inc., in accordance with Section 807 of the Business Corporation Law, hereby certifies:

A.  The name of the corporation is Lucid, Inc. The name under which it was formed is Lucid Technologies, Inc.

B.  The date the certificate of incorporation was filed by the Department of State is November 27, 1991.

C.  The Certificate of Incorporation, as amended heretofore, is hereby further amended to: change certain of the relative rights, preferences and limitations of shares of Series A Preferred Stock and Series B Preferred Stock.

D.  The text of the Certificate of Incorporation, as amended heretofore, is hereby restated as further amended to read in full as herein set forth:

CERTIFICATE OF INCORPORATION

OF

LUCID, INC.

Under Section 402 of the

Business Corporation Law

1.                                       The name of the corporation is LUCID, INC.

2.                                       The purpose for which it is formed is to engage in any lawful act or activity for which a corporation may be organized under the Business Corporation Law, provided that the Corporation is not formed to, nor will it, engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

3.                                       The office of the Corporation shall be located in the County of Monroe, State of New York.

4.                                       No shareholder shall have any preemptive right to purchase shares or other securities to be issued or subjected to rights or options to purchase, as such preemptive right is defined and construed under the laws of the State of New York.

5.                                       a. Classes of Stock.  The total number of shares which the Corporation is authorized to issue is Seventy Million (70,000,000) shares. Sixty million (60,000,000) shares shall be Common Stock, with a par value of $.01 per share, and Ten Million (10,000,000) shares shall be Preferred Stock, with a par value of $.05 per share.

The shares of Preferred Stock shall be undesignated Preferred Stock and may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors).  The Board of Directors is further authorized to determine or alter the rights, preferences, privileges or restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock.  The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. All shares of the Preferred Stock of any one series issued at different times may differ as to the dates from which dividends thereon, if cumulative, shall be cumulative.

The authority of the Board of Directors with respect to each such class or series shall include, without limitation of the foregoing, the right to determine and fix:

i.  the distinctive designation of such class or series and the number of shares to constitute such class or series;

ii.  the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined and, if so, on what terms;

iii.  the right or obligation, if any, of the Corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

iv.  the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

v.  the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

vi.  the obligation, if any, of the Corporation to retire, redeem, or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

vii.  voting rights, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

viii.  limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

ix.  such other preferences, powers, qualifications, special or relative rights and privileges as the Board of Directors of the Corporation, acting in accordance with this Certificate of Incorporation, may deem advisable and are not inconsistent with law and the provisions of this Certificate of Incorporation.

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Designation, Preferences and Rights of Series A Preferred Stock

1.  Designation.  The first series of preferred stock authorized hereunder shall be designated as the “Series A Preferred Stock.”  The number of shares constituting such series shall initially be 3,089,893, which number may from time to time be changed by the Board of Directors. The par value of the Series A Preferred Stock shall be $.05 par value per share.

2. Rank.  The Series A Preferred Stock shall (i) with respect to priority of dividend rights, rank in preference to the Common Stock, but shall rank pari passu to the Series B Preferred Stock, (ii) with respect to certain rights on liquidation, rank in preference to the Common Stock but shall rank junior to the Series B Preferred Stock.

3. Dividend Provisions.  Dividends shall not be cumulative.   The holders of shares of Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets legally available therefore, dividends in a per share amount equal to at least that paid on shares of Common Stock, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock of this Corporation.  No dividend shall be paid on the Common Stock unless all declared but unpaid dividends, if any, on the shares of Series A Preferred Stock and the Series B Preferred Stock, which shall be pari passu with the Series A Preferred Stock with respect to the payment of dividends, shall have been paid, or provisions shall have been made for the payment thereof.

4.  Liquidation.

(a)  In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Series A Preferred Stock and Common Stock by reason of their ownership thereof, an amount per share equal to the original purchase price of such shares of Series B Preferred Stock, plus any declared but unpaid dividends on each such share.  If upon the occurrence of such event, the assets and funds thus distributable among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for the distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the number of shares held by each.

(b)  After the distribution described in subsection (a) above has been paid, the holders of Series A Preferred Stock shall be entitled to receive an amount per share equal to the original purchase price of such shares of Series A Preferred Stock, plus any declared but unpaid dividends on each such share.  If upon the occurrence of such event, the assets and funds thus distributed among the holders of Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid amounts, then the entire assets and funds of the Corporation legally available for distribution after the distribution described in subsection (a) above shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the number of shares held by each.

(c)  After the distribution described in subsections (a) and (b) above has been paid, the holders of Common Stock shall be entitled to receive an amount per share equal to the original purchase price of such shares of Common Stock, plus any declared but unpaid dividends on each such share. If upon occurrence of such event, the assets and funds thus distributed among the holders of Common Stock shall be insufficient to permit the payment to such holders of the full aforesaid amounts, then the entire assets and funds of the Corporation legally available for distribution after the distribution described in subsections (a) and (b) above shall be distributed ratably among the holders of Common Stock in proportion to the number of shares held by each.

(d)  After the distributions described in subsections (a), (b) and (c) above have been paid, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of Series A Preferred Stock, Series B Preferred Stock and Common Stock pro rata based on the number of shares held by each.

(e)  A consolidation or merger of this Corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of this Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 4, but shall instead be treated pursuant to Section 6 hereof.

5.  Conversion.  Each share of Series A Preferred Stock is convertible at the option of the holder thereof at any time into Common Stock on a share for share basis (the “Conversion Ratio”).  Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Ratio immediately prior to the closing of the sale of the Company’s Common Stock in an underwritten public offering registered under the Securities Act of 1933, as amended (the “1933 Act”), where the aggregate offering price equals or exceeds $5,000,000 (the “Initial Public Offering”). In the event the outstanding shares of the Company’s Common Stock shall be increased by a stock dividend payable in Common Stock, stock split, subdivision or similar transaction occurring after the date hereof into a greater number of shares of Common Stock, the Conversion Ratio in effect immediately prior to such event shall be equitably adjusted so that the number of shares issuable upon conversion hereunder shall be proportionately increased.  Conversely, in the event the outstanding shares of the Company’s Common Stock shall be decreased by a reverse stock split, combination, consolidation, or other similar transaction occurring after the date hereof into a lesser number of shares of Common Stock, the Conversion Ratio in effect immediately prior to such combination shall be equitably adjusted so that the number of shares of Common Stock issuable upon conversion hereunder shall be proportionately decreased.  If, following the closing of the Initial Public Offering, the Corporation shall determine to register additional shares of Common Stock under the 1933 Act, other than a registration relating solely to employee benefit plans or a registration statement relating solely to a Rule 145 transaction or a registration on any registration form that does not permit secondary sales, the Corporation will, at its own expense and, subject to reasonable restrictions as to quantity of shares and timing of sale or registration imposed by underwriter(s), include in such registration the shares of Common Stock resulting from the conversion of shares of Series A Preferred Stock permitted hereunder. In addition, the Corporation shall take such reasonable actions necessary to keep its registrations current.  The registration rights provided in this subsection shall terminate as to any holder if all of the shares of Common Stock so acquired by such holder may then be sold without volume or manner of sale restrictions under Rule 144, promulgated under the 1933 Act, and without requirement for the Corporation to be in compliance with the current public information requirements of such Rule 144.

6.  Merger and Consolidation.  At any time, in the event of:

(a)  any consolidation or merger of the Corporation with or into any other corporation, entity or person, or any other corporate reorganization in which the Corporation shall not be the continuing or surviving entity of such consolidation, merger or reorganization, or any transaction or series of related transactions by the Corporation in which in excess of fifty percent (50%) of the Corporation’s voting power is transferred, or

(b)  a sale of all or substantially all of the assets of the Corporation,

then (i) at the closing of such transaction, holders of the Series A Preferred Stock, together with holders of the Series B Preferred Stock, shall first receive for each share of such stock, in cash, in securities from the acquiring corporation, or any combination thereof, an amount equal to the original purchase price of such shares of Series A Preferred Stock and Series B Preferred Stock, as the case may be, plus any declared but unpaid dividends on each such share and (ii) the remaining proceeds of such transaction, if any, shall be distributed ratably among the holders of Series A Preferred Stock, Series B Preferred Stock and Common Stock in proportion to the number of shares of such stock owned by each such holder.  Any stock issued in exchange for Series A Preferred Stock or for securities issued upon conversion of Series A Preferred Stock under Section 5 hereof shall bear the registration rights set forth in Section 5 as well.

7.  Voting Rights.  The holders of Series A Preferred Stock shall have the same voting rights as holders of shares of Common Stock.  In addition, holders of Series A Preferred Stock shall vote, as a class, for: (i) the sale of all or substantially all of the assets of the Corporation and (ii) the merger of the Corporation.

8.  Status of Converted Series A Preferred Shares. In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation, and the Certificate of Incorporation of this Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

Designation, Preferences and Rights of Series B Preferred Stock.

1.  Designation.  The second series of preferred stock authorized hereunder shall be designated as the “Series B Preferred Stock.”  The number of shares constituting such series shall initially be 1,895,911, which number may from time to time be changed by the Board of Directors. The par value of the Series B Preferred Stock shall be $.05 par value per share.

2. Rank.  The Series B Preferred Stock shall (i) with respect to priority of dividend rights, rank in preference to the Common Stock, but shall rank pari passu to the Series A Preferred Stock, (ii) with respect to certain rights on liquidation, rank in preference to the Series A Preferred Stock and Common Stock.

3. Dividend Provisions.  Dividends shall not be cumulative.   The holders of shares of Series B Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets legally available therefore, dividends in a per share amount equal to at least that paid on shares of Common Stock, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock of this Corporation.  No dividend shall be paid on the Common Stock unless all declared but unpaid dividends, if any, on the shares of Series B Preferred Stock and the Series A Preferred Stock, shall have been paid, or provisions shall have been made for the payment thereof.

4.  Liquidation.  Upon the liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 4 under the heading “Designation, Preferences and Rights of Series A Preferred Stock.”

5.  Conversion.  Each share of Series B Preferred Stock is convertible at the option of the holder thereof at any time into Common Stock on a share for share basis (the “Conversion Ratio”).  Each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Ratio immediately prior to the closing of the sale of the Company’s Common Stock in an underwritten public offering registered under the Securities Act of 1933, as amended (the “1933 Act”), where the aggregate offering price equals or exceeds $5,000,000 (the “Initial Public Offering”). In the event the outstanding shares of the Company’s Common Stock shall be increased by a stock dividend payable in Common Stock, stock split, subdivision or similar transaction occurring after the date hereof into a greater number of shares of Common Stock, the Conversion Ratio in effect immediately prior to such event shall be equitably adjusted so that the number of shares issuable upon conversion hereunder shall be proportionately increased.  Conversely, in the event the outstanding shares of the Company’s

Common Stock shall be decreased by a reverse stock split, combination, consolidation, or other similar transaction occurring after the date hereof into a lesser number of shares of Common Stock, the Conversion Ratio in effect immediately prior to such combination shall be equitably adjusted so that the number of shares of Common Stock issuable upon conversion hereunder shall be proportionately decreased.  If, following the closing of the Initial Public Offering, the Corporation shall determine to register additional shares of Common Stock under the 1933 Act, other than a registration relating solely to employee benefit plans or a registration statement relating solely to a Rule 145 transaction or a registration on any registration form that does not permit secondary sales, the Corporation will, at its own expense and, subject to reasonable restrictions as to quantity of shares and timing of sale or registration imposed by underwriter(s), include in such registration the shares of Common Stock resulting from the conversion of shares of Series B  Preferred Stock permitted hereunder. In addition, the Corporation shall take such reasonable actions necessary to keep its registrations current.  The registration rights provided in this subsection shall terminate as to any holder if all of the shares of Common Stock so acquired by such holder may then be sold without volume or manner of sale restrictions under Rule 144, promulgated under the 1933 Act, and without requirement for the Corporation to be in compliance with the current public information requirements of such Rule 144.

6.  Merger and Consolidation.  In the event of a merger or consolidation of the Corporation, the holders of shares of Series B Preferred Stock shall have the same rights as the holders of shares of Series A Preferred Stock set forth in Section 6 under the heading “Designation, Preferences and Rights of Series A Preferred Stock.”  Any stock issued in exchange for Series B Preferred Stock or for securities issued upon conversion of Series B Preferred Stock under Section 5 hereof shall bear the registration rights set forth in Section 5 as well.

7.  Voting Rights.  The holders of Series B Preferred Stock shall have the same voting rights as holders of shares of Common Stock.  In addition, holders of Series B Preferred Stock shall vote, as a class, for: (i) the sale of all or substantially all of the assets of the Corporation and (ii) the merger of the Corporation.

8.  Status of Converted Series B Preferred Shares. In the event any shares of Series B Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation, and the Certificate of Incorporation of this Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

9.  Election of a Director.  The holders of a majority of the shares of Series B Preferred Stock shall be entitled (by vote or written consent, as provided by law) to elect one (1) director of the Company.

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6.   Common Stock.

(a)  Dividend Rights.  Subject to the prior rights of the holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of Common Stock shall be entitled to receive, when and as declared by the Board of Directors out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

(b)  Liquidation Rights.  Upon the liquidation, dissolution, or winding-up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 4 under the heading “Designation, Preferences and Rights of Series A Preferred Stock.”

(c)  Voting Rights.  The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders’ meeting in accordance with the  bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

7.   No officer or director of the Corporation shall be personally liable to the Corporation or its shareholders for damages for any breach of duty in such capacity except where a judgment or other final adjudication adverse to said officer or director establishes: that the officer or director’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law; that the officer or director personally gained a financial profit or other advantage to which he was not entitled.

8.  The Secretary of State of the State of New York is hereby designated as the agent of the Corporation upon whom process in any action or proceeding against it may be served and the address to which the Secretary of State shall mail a copy of process in any action or proceeding against the Corporation which may be served upon him is 2320 Brighton Henrietta Town Line Road, Rochester, New York 14623.

E.  The foregoing amendments to the terms and preferences of the Preferred Stock and the Restatement of the Certificate of Incorporation were duly authorized by the Board of Directors followed by the vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders and by a vote of a majority of each class entitled to vote thereon.

IN WITNESS WHEREOF, we have signed this Certificate this      day of May, 2011, and hereby affirm the truth of the statements contained herein are true under the penalty of perjury.

/s/ Jay M. Eastman
Jay M. Eastman, Chief Executive Officer